Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 Nos., 333-196550, 333-202919, 333-209723, 333-216136, 333-223093, 333-229730, 333-236426, 333-249591, 333-253277, 333-262733, 333-269744 and 333-277022) pertaining to the 2014 Employee Stock Purchase Plan and 2014 Equity Incentive Plan of Arista Networks, Inc.;

of our reports dated February 18, 2025, with respect to the consolidated financial statements of Arista Networks, Inc. and the effectiveness of internal control over financial reporting of Arista Networks, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP

San Mateo, California

February 18, 2025